EXHIBIT 5.1

September 4, 2006

Alamos Gold Inc.
1503-110 Yonge St.
Toronto, Ontario
M5C 1T4

Dear Sirs:

Alamos Gold Inc. — Form S-8 Registration Statement

We have acted as counsel to Alamos Gold Inc. (the “Company”), a corporation amalgamated and existing under the Business Corporations Act (British Columbia), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by way of a registration statement on Form S-8 (the “Registration Statement”) of common shares of the Company (the “Option Shares”) issuable upon the exercise of all options granted under the 2005 Amended Stock Option Plan of the Company (the “Plan”). This opinion is being delivered at your request.

We have considered such questions of law and examined such statutes and regulations, corporate records, certificates and other documents, including certificates and other documents of public officials and officers of the Company, and have made such other examinations, searches and investigations as we have considered necessary, as the basis for the opinions hereinafter expressed. As to the various questions of fact relevant to this opinion, we have relied upon representations in certificates or other documents of or made by an officer or officers of the Company or of other companies or public official as the case may be.

For the purposes of our opinion, we have also assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as photostatic, certified or facsimile copies (including commercial reproductions or documents obtained from the System for Electronic Document Analysis and Retrieval of the securities regulatory authorities in Canada), the authenticity and completeness of the corporate records, the authenticity and completeness of the originals of photostatic or facsimile copies and that all documents submitted to us as copies, certified or facsimile copies conform to authentic and complete original documents and that all facts set forth in official public records and certificates and other documents supplied by public officials or otherwise conveyed to us are complete and accurate.

In addition, we have assumed the legal capacity for all purposes relevant hereto of all natural persons signing any documents and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are legal, valid, binding and enforceable obligations of such parties.

The opinion herein is based on and limited to the laws of the Province of British Columbia and the laws of Canada applicable therein. This opinion is given to you as of the date hereof and we disclaim any obligation to advise you of any change after the date hereof of any matter set forth herein.

Axium Law Group Suite 3350, Four Bentall Centre, 1055 Dunsmuir Street, PO Box 49222
Vancouver, British Columbia, Canada V7X 1L2
TEL: 604.685.6100 FAX: 604.692.4900 www.axiumlaw.com

September 4, 2004

Based and relying upon the foregoing, we are of the opinion that:

1.	The Option Shares have been reserved for issuance pursuant to the Plan;

2.	Each Option Share reserved for issuance pursuant to the Plan will, upon:

(a) grant of one or more options under the Plan, the allotment for issuance of Option Shares under such options, and the fixing of a price for such Option Shares in accordance with the Plan by the Board of Directors of the Company; and

(b) receipt by the Company of payment in full for each Option Share to be issued and the issuance of such Option Shares in accordance with the terms of a binding option agreement and the Plan,

be validly issued as a fully paid and non-assessable common share of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

The foregoing opinion is being furnished to you solely for your benefit and may not be used or relied upon by any other person or for any other purpose, nor quoted from or referred to in any other document and copies may not be delivered to, any other person without our prior written consent.

Yours truly,

Axium Law Corporation

Per:   /s/ Axium Law Corporation